Exhibit (a)(1)(i)

ARCHON CORPORATION
4336 Losee Road, North Las Vegas, Nevada 89030

OFFER TO PURCHASE FOR CASH
UP TO 600,000 SHARES OF OUR
COMMON STOCK, PAR VALUE $.01 PER SHARE,
AT A PURCHASE PRICE OF $40.00 PER SHARE

May 19, 2008

THIS OFFER TO PURCHASE AND YOUR RIGHT TO WITHDRAW YOUR SHARES WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON FRIDAY, JUNE 20, 2008, UNLESS THE TENDER OFFER IS EXTENDED.

           Archon Corporation, a Nevada corporation (the “Company,” “Archon,” “we” or “us”), is offering to purchase in an issuer tender offer up to 600,000 shares of its common stock, par value $0.01 per share at a price of $40.00 per share, net to the selling shareholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to ‘shares’ or to ‘stock’ shall refer to the common stock of the Company.

           If you want to tender your shares pursuant to this Offer, please follow the instructions set forth below and as further described in the applicable Letter of Transmittal that we have included with this Offer.

           If the shares tendered are not more than 600,000, and so long as our Offer is not withdrawn or amended, we will purchase all the shares tendered. If the shares tendered are greater than 600,000, and we do not increase the number of shares to be purchased, we will purchase shares first from the holders of less than 100 shares of common stock who tendered all of their shares; and, then, we will purchase, on a pro rata basis described below, from all other shareholders.

           The Offer is not conditioned upon any minimum number of shares being tendered to the Company by the shareholders; however, this Offer is subject to other conditions for tendering shares. See Section 7.

           The shares of the Company are traded on the Over the Counter Bulletin Board (“OTCBB”) under the stock trading symbol “ARHN.” Daily quotations of bid and ask prices are provided regarding this exchange from various public and financial sources. On May 13, 2008, the reported closing price of the shares on the OTCBB was $35.00 per share of common stock. The price to purchase each share pursuant to this Offer, therefore, is $5.00 above the traded price of the Company on the OTCBB as of May 13, 2008. There is no assurance that the Offer will exceed the traded price by this (or any other) sum as the traded price is subject to daily change. For that reason, stockholders are greatly urged to obtain current market quotations for the shares before tendering them for sale to the Company under this Offer. See Section 8.

           Our Board of Directors (“Board”) has approved the Offer. However, none of Archon, our Board, or the Depositary we have retained makes any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own independent decision as to whether to tender your shares. Also, you must tender all your shares in the Company if you meet the definition of an Odd-Lot Shareholder (unless there is an oversubscription as described below). In doing so, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

           The Offer will likely increase the proportional holdings of our directors and executive officers. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

           This document contains important information regarding the Offer and we urge you to read it in its entirety.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER DESCRIBED OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT TENDER OFFER PROCEDURES AND INSTRUCTIONS

           If you desire to tender your shares, how you tender pursuant to our Offer depends on how you now hold your shares.

           You should: (1) (a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to American Stock Transfer & Trust Company, the depositary for the Offer, or the Depositary, or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact the nominee if you desire to tender those shares.

           If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

           If you have any questions regarding the Offer, please contact D.F. King & Co., Inc., which is acting as our Information Agent for the Offer. Banks and brokers may call our Agent collect at (212) 269-5550. All others may call toll free at (800) 697-6975.

           We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to stockholders in any such jurisdiction.

           We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, or the Depositary.

           IF YOU WISH TO RESPOND TO THIS OFFER, IT IS YOUR RESPONSIBILITY TO TIMELY ACT, OR CAUSE YOUR REPRESENTATIVE TO TIMELY ACT, IN FULL AND PROPER COMPLIANCE WITH THE SPECIFIC TERMS OF THE OFFER AND TO CAUSE YOUR TRANSMITTAL LETTER TO BE TIMELY RECEIVED AT THE PROPER ADDRESS AND WITH THE REQUIRED DOCUMETATION. THE COMPANY MAY REJECT, IN WHOLE OR IN PART, ANY NONCOMPLIANT RESPONSE TO THIS OFFER. DETERMINATIONS AS TO THE NONCOMPLIANT NATURE OF ANY RESPONSE SHALL BE IN THE COMPANY’S SOLE, ABSOLUTE AND FINAL DISCRETION AND THE COMPANY MAY WAIVE ANY NONCOMPLIANT ASPECT AS TO ALL OR ANY OF THE TENDERED SHARES IN ANY MANNER IT MAY DEEM ADVISABLE.

TABLE OF CONTENTS

INTRODUCTORY PROVISIONS	1

IMPORTANT TENDER INSTRUCTIONS	3

TABLE OF CONTENTS	4

SUMMARY TERM SHEET	5-11

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS	11

INTRODUCTION	12

THE TENDER OFFER	13-33

Terms of Offer	13

Purpose of the Tender Offer	14

Procedures For Tendering Shares	16

Withdrawal Rights	20

Purchase of Shares	21

Conditional Tender	22

Price Range of Shares	25

Source and Amount of Funds	25

Information on Archon	26

Interest of Directors	27

Effects of the Tender Offer On Market For Shares	28

Legal Matters	28

Tax Consequences	28

Extension of Tender Offer	31

Fees and Expenses	32

Miscellaneous	32

SUMMARY OF TERMS FOR OFFER TO PURCHASE

           We are providing this Summary Term Sheet for your reference and convenience. The Company is at times referred to as “Archon,” “we,” “our” or “us.” We refer to the shares of our common stock as the “shares” or “stock” or “common stock”. Owners of our shares are referred to as “Stockholders” or “Shareholders”. This Summary Term Sheet highlights certain material information regarding this Offer, but you should realize that it does not describe all of the details of the Offer to the same extent described in the full Offer to Purchase. We urge you to read the entire Offer to Purchase (and the related Letter of Transmittal) that follows this Summary because, together, and along with any further information releases to be issued by the Company, it contains the full details of the Offer. We have included references to the sections of this Offer where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

           Archon Corporation

What is the Company offering to purchase?

           We are offering to purchase up to 600,000 shares of our common stock, par value $0.01 per share. See Section 1.

Who is the Company offering to purchase the shares from?

           We are offering to purchase shares from all shareholders. However, as authorized by applicable rules, we have expressed in this Offer a preference for purchasing shares from small or odd-lot shareholders who hold less than 100 shares of our stock. (the “Odd-Lot Stockholder(s)”).

What will the purchase price for the shares be and what will be the form of payment?

           Subject to a maximum number of shares purchased, we are offering to purchase all our shares for $40.00 per share in cash.

Can I sell only part of my holdings?

           Yes, unless you are an Odd-Lot Stockholder. Odd-Lot Stockholders who desire to participate must tender all of his, her or its shares in order to receive payment and be eligible for the Offer.

How many shares will the Company purchase in the Offer?

           We will purchase up to 600,000 shares of our common stock in the Offer (representing approximately 9.45% of outstanding shares of our common stock as of May 13, 2008). If fewer shares are properly tendered, we will purchase all the shares that are properly tendered and not earlier withdrawn. If more shares are tendered than 600,000, we will purchase the shares, after purchasing the Odd-Lot Shares, pro rata.

How will the Company pay for the shares?

           Assuming that the maximum of 600,000 shares are tendered in the Offer at the purchase price of $40.00 per share, and this number of shares is not increased, the aggregate purchase price will be $24,000,000. We anticipate that we will pay for the shares tendered in the Offer from our available cash and we are not aware of any contingency that would preclude our purchase except those changes in circumstance outlined in this Offer. See Section 9.

How long do I have to tender my shares; Can the Offer be extended, amended or terminated?

           You may tender your shares until the Offer expires. The Offer will expire on Friday, June 20, 2008, at 5:00 p.m., New York time, unless we extend it. See Section 1.

           If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee promptly upon receipt of this Offer, if you wish to tender your shares, to find out the nominee’s deadline.

           We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

           If we extend the Offer, we will issue a public announcement on Form 8-K announcing the extension before the scheduled Expiration Time. We will announce any amendment to the Offer by making a similar public announcement on Form 8-K of the amendment or other appropriate announcement. See Section 15.

What is the purpose of the Offer?

           The Company believes repurchasing its own shares is an effective use of our cash resources at this time. Subsequent to the Offer we will continue to have sufficient cash to meet our normal operating requirements.

           This Offer expresses a preference for shares tendered by Odd-Lot Shareholders. By eliminating Odd-Lot Shareholders, substantial savings in Company mailings may be realized. Shareholders with a small holding in the Company create disproportionately high costs of servicing their accounts. With rapidly rising mailing expenses, including a scheduled increase that has just occurred in mid-May of 2008, along with the added administrative expenses related to meetings and other reporting, the purchase of Odd Lot Shares tendered through the proposal will help to control and even, potentially, reduce Company costs.

           The Offer also provides our Stockholders, and especially Odd-Lot Shareholders, with an efficient way to sell their shares without incurring broker’s fees or commissions associated with open market sales. However, the Company is not offering to reimburse any third-party brokerage fees, charges or expenses of the Stockholders who may be charged sums by third parties for processing the shares pursuant to this proposal. Rather, Stockholders who hold shares registered in their names and directly tender their shares to the Depositary (and whose shares are accepted for purchase pursuant to the Offer) will avoid any additional fees costs, commissions or applicable discounts that might be otherwise payable on the sale of their shares. See Sections 9 and 10.

           This Offer contains forward-looking statements subject to known and unknown risks. See “Cautionary Note on Forward-Looking Statements.”

What are the significant conditions to the Offer?

           Our obligation to accept and pay for your tendered shares depends upon a number of preconditions that must be completely satisfied or waived prior to the Expiration Time, including, but not limited to:

•

No material changes in the general political, market (including, but not limited to, credit, financial and capital markets), economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•

No one (including certain groups) shall have acquired or proposed to acquire more than 5.00% of our shares, other than any person who was a holder of more than 5.00% of our shares as of the date of this Offer to Purchase.

•	No material adverse change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred.

Following the Offer, will the Company continue as a public company?

           Yes we will. The completion of the Offer in accordance with its terms and conditions is not of a significant size so as to reasonably cause the Company to be delisted from the OTCBB after the conclusion of the Proposal or to stop being subject to the periodic reporting requirements of the Exchange Act. In otherwords, this Offer will not cause a privatization of the Company. See, also, Section 12. However, the Company is not representing to its Shareholders that it will not engage in any future transaction related to going private and fully reserves that right and future option.

If I wish to accept the Offer and tender my shares, how do I tender them?

           If you want to tender your shares, there is a procedure to follow. You, or your representative or nominee, must COMPLETE all tasks related to one of the following before 5:00 p.m., New York time, on Friday, June 20, 2008 or any later time and date to which the Offer may be extended:

•

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you and the nominee must do so timely. The term “nominee” is considered your representative.

•

If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, attach and tender your certificates and any other required documents required by the applicable Letter of Transmittal, to the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility, you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•

If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You are urged to contact AMERICAN STOCK TRANSFER & TRUST (“AST”) at (877) 248-6417 for assistance with stock questions. However, please provide adequate time for assistance to be provided as extensions cannot be granted by AST that would cause an unapproved extension of the Offer by the Company.

What happens if more than 600,000 shares are tendered?

           If more than 600,000 shares are properly tendered and not withdrawn prior to the Expiration Time, and we do not increase the number of shares to be acquired, we will purchase 600,000 shares tendered on a pro rata basis from all those timely and properly tendering their Shares.

           We will first give preference to all Shareholders who hold less than 100 shares of the Company, whom we are calling the Odd-Lot Shareholders. This means that each Odd-Lot Shareholder who timely and properly tenders their Odd-Lot Shares will be able to first sell to the Company, on a preferential basis, the shares they have tendered to the Company to be purchased. If there are more Odd-Lot Shares tendered than the 600,000 allotment, which is unlikely, and unless that allotment is increased, only the Odd-Lot Shareholders will participate in this Offer.

           If there is additional capacity left in the Offer (after taking into account the acquisition of all of the Odd-Lot Shares acquired preferentially), the purchase of the balance of shares available shall be offered to the remaining group of all remaining Shareholders. If the remaining shares tendered by this group is greater than those shares remaining to be acquired pursuant to the Offer, each Shareholder not within the Odd-Lot Shareholder group shall have purchased his, her or its pro rata amount of shares.

           If there is an oversubscription in either group set forth in the prior two paragraphs, the pro rata amount a Shareholder in either group may sell to the Company pursuant to this Offer will be based on a formula that includes the total amount of shares properly and timely tendered by the group in relation to the shares available to be purchased from that group. All Shareholders within the specified group properly tendering shares will, based upon this formula, be assigned a percentage of the 600,000 share allotment they may sell to the Company. In the case of any oversubscription in either group and any necessary proration, the Company will issue the balance of shares not purchased back to any impacted Shareholder in the form of a replacement certificate for the shares not purchased according to the formula. All determinations by the Company, or its agents, of relative proportionality that may be utilized shall be final. All fractional shares will be rounded up to the next share. In the alternative, and to avoid the use of a proportional formula, the Company may elect to increase the amount of shares purchased by amending the Offer appropriately; however, the Company may elect not to do so in its sole discretion.

Once I have tendered shares in the Offer, can I withdraw my tender? How can I change my tender?

           Yes. You may withdraw any tender of shares you have made at any time before 5:00 p.m., New York time, on Friday, June 20, 2008 unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us within a reasonable time, you may also withdraw your shares at any time after 5:00 p.m., New York time, on Friday, June 20, 2008. See Section 4.

           If you decide to change your tender, you must withdraw your tender and, if time remains for you to do so, once more tender your shares for purchase. If you decide to do this, you must leave adequate time for the subsequent tender as we will not extend the Offer for you to do so.

How do I withdraw the shares I previously tendered?

           To validly withdraw the shares previously tendered, you must deliver a separate written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. This means your notice of withdrawal must be timely. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See, also, Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Have we or our Board adopted a position on the Offer?

           Our Board has approved the Offer. However, none of Archon, our Board, or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own independent decision as to whether to tender your shares. In so doing, you should carefully read all of the information in this Offer to Purchase and the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

If I decide not to tender, how will the Offer affect my shares?

           Stockholders who choose not to tender their shares will realize no change in the nature of their ownership except they may own, depending upon the results of the Offer, and following the Offer, a greater percentage interest in the outstanding shares of our common stock following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

           On May 13, 2008, the reported closing price of the shares on the OTCBB was $35.00 per share. This traded price is $5.00 less than the Offer. However, market prices can and do change. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. You may wish to change or withdraw your tender of shares if the market price per share of Company stock, before 5:00 p.m., New York time on Friday, June 20, 2008, exceeds $40.00 per share. See Section 8.

When will the Company pay for the shares I tender?

           We will pay the purchase price, net to the tendering Shareholder, in cash, less any applicable withholding tax and without interest, for the shares we purchase within a reasonably prompt period after the expiration of the Offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

           No. Not so long as you tender your shares directly to the Depositary.

           If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses.

           However, if you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee or representative tenders your shares on your behalf, the nominee or representative may charge you a fee, charge or other expense for doing so. We will not reimburse for any fees, charges or expenses charged by any third party nominees or representatives. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any fees, charges or expenses will apply and if you are willing to pay them. See Section 3.

What are the United States federal income tax consequences if I tender my shares?

           Taxation is a complex subject and individual circumstances vary. Generally, if you are a U.S. Holder of your shares (as defined in Section 14), you will be subject to U.S. Federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. Federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 14.

           If you are a non-U.S. Holder (as defined in Section 3), you may be subject to special withholding at a rate of 30.00% on payments received pursuant to the Offer. You may also be subject to tax in your jurisdiction on the disposal of shares. See Section 3 and Section 14.

           Please consult your personal tax advisor to determine how your tendering of shares will apply to you.

           Along with your Letter of Transmittal, you are asked to submit a Substitute Form W-9. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service, or IRS, form as may be applicable) may be subject to U.S. backup withholding at a rate equal to 28.00% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such stockholder establishes that such stockholder is within the class of persons that is exempt from backup withholding (including certain foreign individuals). See Section 3.

           Once more, we recommend that you consult with your tax advisor with respect to your particular situation. The above tax explanations are intended to be general information only and could change substantially based upon your personal situation.

Do the directors and executive officers of the Company intend to tender their shares in the Offer?

           No. Our directors and executive officers have advised us that they do not intend to tender any of their shares in response to this Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase (as will all shareholders who remain in share ownership). However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer at any time they may wish to properly do so. See Section 11.

Will I have to pay stock transfer tax if I tender my shares?

           No. We will pay any applicable stock transfer taxes for shares purchased unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the applicable Letter of Transmittal. See Section 5.

What is the accounting treatment of the Offer?

           The accounting for our purchase of the shares pursuant to the Offer may result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the repurchased shares and a reduction in cash and marketable securities.

Whom can I talk to if I have questions?

           If you have any questions regarding the Offer, please contact D.F. King & Co., Inc. which is acting as the Information Agent for the offer. Banks and brokers may call collect at (212) 269-5550. All others may call toll free at (800) 697-6975.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

           This Offer to Purchase, including any documents referred to in Section 10 of this Offer to Purchase (“Information About Archon”) as forming a part of this Offer to Purchase, contains “forward-looking statements,” which are statements relating to future events, future financial performance, strategies, expectations and competitive environment. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

           You should not read forward-looking statements as a guarantee of future performance or results. They will not necessarily be accurate indications of whether or at what time such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief at that time with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: uncertainties related to our ability to implement our business strategy; uncertainties related to litigation; economic and political conditions in the United States and abroad; and other risks outlined in Archon’s filings with the SEC. All forward-looking statements are effective only as of the date they are made. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document referred to in this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

           You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference.

           In addition, please refer to our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, June 30, 2007, and December 31, 2007 and our Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended September 30, 2007, in each case as filed with the U.S. Securities and Exchange Commission, each of which shall be deemed to form a part of this Offer to Purchase, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our company and business. See Section 10. Any statement contained in this Offer to Purchase or in a document referred to in this Offer to Purchase shall be deemed to be modified or superseded to the extent such modification or superseded information is included in any document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

           Notwithstanding anything in this Offer to Purchase, the applicable Letter of Transmittal or any document referred to in this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

THE OFFER TO PURCHASE

INTRODUCTION

To The Shareholders of Archon Corporation Holding Our Common Stock:

           We invite specified Stockholders of the Company to tender shares of our common stock, par value $0.01 per share (sometimes referred to as the “shares” or “stock”) pursuant to this Offer to Purchase (the “Offer”).

           This invitation extends to all Shareholders; provided, however, preference for this Offer is given to Shareholders who own less than 100 shares of the Company (the "Odd-Lot Stockholders"). Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to 600,000 shares of our common stock at a price of $40.00 per share, net to the seller in cash, less applicable withholding taxes and without interest.

           The Offer will expire at 5:00 p.m., New York time, on Friday, June 20, 2008, unless extended by us. We refer to such date and time, as they may be extended, as the Expiration Time.

           Tendering Stockholders whose shares are registered in their own names and who tender their shares directly to American Stock Transfer & Trust Co., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as otherwise agreed in the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer.

           If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee or charge for doing so. We do not reimburse for such fees or charges. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply and if you agree to pay or incur them.

           The Offer is not conditioned upon any minimum number of shares being tendered by all Shareholders. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is specifically conditioned upon satisfaction or waiver of the conditions set forth in Section 7 of this Offer to Purchase.

           Our Board has approved the Offer. However, none of Archon Corporation, the Board, or the Depositary makes any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

           Any tendering Stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding at a rate equal to 28.00% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding certain U.S. federal income tax consequences of a sale of shares under the Offer.

           As of May 13, 2008, there were 6,348,781 shares of our common stock issued and outstanding, not including 4,875 shares of our common stock already held in treasury stock form by us. The 600,000 shares of common stock that we are offering to purchase hereunder represents approximately 9.45% of the total number of issued shares of common stock. The shares are listed and traded on the OTCBB under the symbol “ARHN.” On May 13, 2008, the reported closing price of the shares on the OTCBB was $35.00 per share. As of that date, this Offer was $5.00 per share greater than the trading price of our stock on the OTCBB.

           Any tendering Stockholder is greatly urged to obtain current market quotations for the shares before deciding whether to tender their shares pursuant to our Offer. See Section 8.

THE TENDER OFFER; ITS TERMS AND CONDITIONS

1.        Terms of the Offer

           In General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 600,000 shares of our common stock, or if fewer shares are properly tendered, all shares that are properly tendered and not withdrawn in accordance with Section 4, at a price of $40.00 per share, net to the seller in cash, less any applicable withholding tax and without interest.

           The term “Expiration Time” means 5:00 p.m., New York time, on Friday, June 20, 2008, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or further amend the Offer on one or more occasions.

           The Offer is not conditioned on any minimum number of aggregate shares of all shareholders being tendered to the Company. The Offer is, however, subject to specific conditions imposed on each tendering Shareholder. See Section 7.

           Priority of Purchases. Odd-Lot Shareholders are given priority by this Offer to tender their shares pursuant to the Offer. If more Odd-Lot Shares are tendered than the 600,000 shares offered to be purchased, which is unlikely, the Company may, either: (a) purchase, on a pro rata basis, the shares based upon the formula set described below; or, (b) purchase all of the Odd-Lot Shares by increasing the shares purchased pursuant to this Offer. If more than 600,000 shares are validly tendered from Odd-Lot Shareholders, the Offer shall be deemed to be confined to only that group.

           If after considering the priority of Odd-Lot Shares, and if there remains additional shares available for tender (after subtracting the shares properly tendered by the Odd-Lot Shareholder group for the 600,000 shares), the balance of shares tendered will be purchased by the Company, and subject to the other conditions of this Offer, from the remaining Shareholder group. If more than the remaining balance of shares available for tender (after the Odd-Lot Shares have been considered) have been properly tendered for by the remaining Shareholder group, and not properly withdrawn prior to the Expiration Time, the Company will purchase properly tendered shares on a pro rata basis as described in the next paragraph (up to the remaining shares available) or we reserve the right, in our sole discretion, to amend the Offer to buy any or all of the remaining shares equal to the over-subscription.

           Whether as to the Odd-Lot Share group two paragraphs prior to this paragraph or as to the non-Odd-Lot Share group in the previous paragraph, if more than the shares available for purchase are tendered, and not properly withdrawn prior to the Expiration Time, and we do not amend the Offer to increase the amount of shares we will purchase, we will purchase the shares tendered for the group pro rata with regard to the remaining shares available, which means that each Shareholder who tenders shares will have only a proportionate amount of his, her or its shares tendered to the Company purchased by the Company. A formula is created for this purpose that includes the amount of shares tendered by the group in relation to the shares available for purchase pursuant to this Offer for that group of Shareholders. All Shareholders within the specified group properly tendering shares will be assigned a percentage of the remaining 600,000 share allotment they may tender for (or such greater number of shares if the Offer is increased). The determination of this percentage or number of shares that may be purchased from each Shareholder by the Company shall be deemed final and binding. In the case of pro rata treatment, a tendering Shareholder will be allowed to sell and the Company will purchase pursuant to this Offer only that determined percentage or number of shares and the Company will replace the certificate(s) tendered and issue the balance of shares not accepted for tender in the form of a replacement certificate. All fractional shares will be rounded up to the next whole share.

           As described in Section 14, the number of shares that we will purchase from a stockholder under the Offer may affect the United States Federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

           This Offer to Purchase and the applicable Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.        Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

           Purpose of the Tender Offer.

           The Company believes repurchasing its own shares is an effective use of our cash resources at this time. Subsequent to the Offer, we will have sufficient cash to meet our operating requirements.

           This Offer is preferentially directed towards Small-Lot Shareholders. By focusing on the elimination of Odd-Lot Shareholders, substantial savings in Company mailings may be realized. Shareholders holding small holdings in the Company create disproportionately high costs of servicing shareholder accounts. With rising mailing expenses, including an increase that recently occurred in mid-May of 2008, and administrative expenses related to meetings and other reporting, the purchase of shares effected through the proposal is expected to control, or even reduce, rising costs.

           The Offer also provides our smallest Shareholders, the Odd-Lot Stockholders, with an efficient way to sell their shares without incurring brokers’ fees or commissions if they tender Odd-Lot Shares pursuant to this Offer directly to us. Where shares are tendered by the registered owner of those shares directly to the Depositary pursuant to this Offer, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales of our stock. Furthermore, Odd-Lot Stockholders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased pursuant to the Offer will avoid any applicable fees, costs, expenses and discounts that might be payable on sales of their shares.

           Neither we nor any member of our Board nor the Depositary makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the purchase price or purchase prices at which stockholders may choose to tender their shares. We have not authorized any person to make any such recommendation. Stockholders should carefully evaluate all information in the Offer. Stockholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender and the purchase price or purchase prices at which to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

           Certain Effects of the Offer. Stockholders who do not tender their shares pursuant to the Offer and all other stockholders who otherwise retain his, her or its equity interest in the Company will continue to be owners of the Company. However, and as a result of the Offer, the stockholders who do not tender shares will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares.

           Shares we acquire pursuant to the Offer will likely be held in treasury stock form and will be available for us to retain, resell or issue for any purpose without further stockholder action, unless that action is required by law. We have no current intentions as to actual use of such shares, however.

           The Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and is likely to reduce the number of our stockholders. These reductions may result in lower or higher stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

           Because our directors and executive officers have advised us that they do not intend to tender any of his, her or their shares pursuant to the Offer, these non-tendering directors and executive officers, and their affiliates will, along with all other Shareholders who do not participate, increase their proportional stake in the Company as a result of the Offer. However, before, during or after the termination of the Offer, our directors and executive officers may, in accordance with applicable law, at times they may wish, buy or sell shares in the Company in any open market transactions, at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Offer. See Section 11.

           Other Company Plans.

           Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference or referred to herein, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation;

•	any purchase, sale or transfer of an amount of our assets except as otherwise revealed in our various filings;

•

any change in our present Board or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the Board (except that we may fill vacancies arising on the Board in the future) or to changeany material term of the employment contract of any executive officer (except that the compensation committee of our Board evaluates our compensation practices generally);

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	our equity securities ceasing to be authorized to be listed on the OTCBB;

•	our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

3.        Important Procedures for Tendering Shares If You Wish To Participate

           Valid Tender. For a Stockholder to make a valid tender of shares under the Offer:

           (i) the Depositary must RECEIVE the tender of, at the address set forth in this Offer to Purchase and prior to the Expiration Time, a Letter of Transmittal, PROPERLY COMPLETED and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “Book-Entry Transfer” below), and any other required documents; and either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery; or

           (ii) the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

           If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable processing periods and deadlines.

           The valid tender of shares by you by one of the procedures described in this Section 3, unless validly withdrawn, will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

           We urge stockholders who hold shares through brokers or banks to promptly consult the brokers or banks to determine whether transaction fees, charges or costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary. In that case, and as a reminder, we do not reimburse for any of the third party fees, charges or expenses.

           Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at AST (the “book-entry transfer facility”) within two business days after the date of the commencement of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the applicable Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at the address set forth in this Offer prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

           The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

           The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal and that we may enforce that agreement against that participant.

           Method of Delivery. The method of delivery of shares, the applicable Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

           Signature Guarantees. No signature guarantee will be required on the applicable Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

           For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

           Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See the applicable Letter of Transmittal.

           If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See the applicable Letter of Transmittal.

           Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•

the Depositary receives, at one of its addresses in this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon, or an agent’s message and (2) all other required documents.

           A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

           Return of Shares Not Purchased. The Depositary will return certificates for shares not purchased promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case, without expense to the stockholder.

           Tendering Stockholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of rules under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. These rules also provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

           Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, pro rata share formulae, the price for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the

Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the applicable Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

           United States Federal Income Tax Withholding. Under the United States backup withholding rules, 28.00% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a non-U.S. Holder (see definition below) to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See the applicable Letter of Transmittal.

           ANY TENDERING STOCKHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES BACKUP WITHHOLDING AT A RATE EQUAL TO 28.00% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

           Gross proceeds payable pursuant to the Offer to a non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30.00%, unless we determine that a reduced rate of withholding is applicable pursuant to an income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a non-U.S. Holder is any stockholder that is not for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (x) a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests or if such stockholder is entitled to a reduced rate of withholding pursuant to an income tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See Instructions to the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30.00% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. A non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a United States federal income tax return and generally will be subject to United States federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30.00% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a shareholder’s status as a non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted.

           Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the stockholder should promptly notify AST, at the number listed above. The Depositary will instruct the stockholder as to the steps that must be taken in order to replace the certificates.

4.        Withdrawal Rights

           Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the precise procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., New York time, on Friday, June 20, 2008, unless such shares have been accepted within a reasonable period for payment as provided in the Offer.

           Changes in shares tender require, first, a withdrawal of the prior tender followed by another timely tender. With regard to Odd-Lot Shares, all Odd-Lot Shares held must be tendered and no tender of Odd-Lot Shares will be allowed that allows less than all Odd-Lot Shares to be offered.

           For a withdrawal of a tender to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

           If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

           If a Stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the Stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

           If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

           Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered at all for purposes of the Offer. Withdrawn shares may, again, be tendered in the same or different amounts prior to the Expiration Time by again following one of the procedures described in Section 3. If you intend to withdraw and, once more, tender for a different number of shares, you MUST insure you have proper time to complete the subsequent tender. We will not extend the Offer for you to do so.

           We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

           If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares under the Offer as a result of a failure of a condition set forth in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.        Purchase of Shares and Payment of Purchase Price

           For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer. We are required to do this with reasonable promptness following the Expiration Time, as it may be amended, of the Offer.

           Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration due to over-subscription, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

           We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

           Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

           We will pay all stock transfer taxes, if any, payable on the direct transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the applicable Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

           Any tendering stockholder or other payee that fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required United States backup withholding at a rate equal to 28.00% of the gross proceeds paid to the stockholder or other payee pursuant to the Offer. See Section 3. Also, see, Section 3 and Section 14 regarding United States federal income tax consequences for non-U.S. Holders.

6.        Conditional Tender of Shares

           Conditional tenders may be rejected at the Company’s sole discretion.

7.        Conditions of the Tender Offer

           Each Odd-Lot Shareholder participating in the Offer must tender all of his, her or its shares in his, her or its entirety. Except for the unlikely proportional reduction based upon over-subscription, all of the Odd-Lot Shares will be purchased if all other terms and conditions are met.

           Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules of the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time, any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there has occurred any change that we deem material in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to adversely affect our business or the trading in the shares, including, but not limited to, the following:

	•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

	•	the commencement of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States, shall have occurred;

	•	a decrease in excess of 10.00% in the market price for the shares or in the Dow Jones Industrial Average, the NYSE Composite Index, the NASDAQ-100 Index or the S&P 500 Composite Index; or

	•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;

•

any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•

seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares, including, but not limited to, the right to vote the shares purchased by us on all matters properly presented to our stockholders and/or otherwise would reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, which, in our reasonable judgment

	•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

	•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•

a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d) (3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5.00% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before June 20, 2008); or

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 20, 2008 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1.00% or more of our outstanding shares; or

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion.

           The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Our failure at any time to exercise any of the foregoing rights of the Offer will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist. Any determination by us concerning the events described above in this Offer, and any related documents or releases, will be final and binding on all parties.

8.        Price Range of the Shares

           The shares are traded on OTCBB under the symbol “ARHN.” The following chart sets forth, for each of the periods indicated, the high and low sales prices per share, based on published financial sources and a comparison with other indices:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Archon Corporation, The S&P 500 Index
And The Dow Jones US Gambling Index

                                           * $100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

                                           Copyright © 2007, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
                                           www.researchdatagroup.com/S&P.htm

           As of May 13, 2008, the reported sales price of the shares was $35.00 per share. This is, as of that date, $5.00 less than the sum we are offering pursuant to this Offer. However, market conditions can and do change quickly. We urge all tendering Stockholders to obtain a current market price for the shares before deciding whether to tender their shares or whether to withdraw any previous tender.

9.        Source and Amount of Funds

           Assuming that 600,000 shares are purchased in the Offer at the purchase price of $40.00 per share, and the Offer is not increased, the aggregate purchase price will be $24,000,000.00. We will pay for the shares tendered from cash on hand.

10.      Information About Archon.

           General. Archon Corporation is a Nevada corporation. The Company’s primary business operations are conducted through a wholly-owned subsidiary corporation, Pioneer Hotel Inc. (“PHI”), which operates the Pioneer Hotel & Gambling Hall (the “Pioneer”) in Laughlin, Nevada. In addition, the Company owns real estate on Las Vegas Boulevard South (the “Strip”) in Las Vegas, Nevada and investment properties in Dorchester, Massachusetts and Gaithersburg, Maryland. The Company and PHI (collectively, the “Archon Group”) are subject to extensive state and local regulation by the Nevada Gaming Commission (the “Commission”), the Nevada State Gaming Control Board (the “Board”) and in the case of PHI, the Clark County Liquor and Gaming Licensing Board (collectively the “Nevada Gaming Authorities”). The Company’s common stock is traded on the OTCBB under the stock trading symbol "ARHN".

           Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC as of the commencement of the Offer that may include additional information relating to the Offer.

           Under separate cover, and pursuant to our normal annual meeting requirements, we are forwarding to each Shareholder the Form 10-K and Form 10-K/A referenced below which contains our financial statements as of our fiscal year end. We hereby incorporate those financial statements into this Offer as if set forth in full.

           These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

           The rules of the SEC allow us to disclose important information to you by referring you to other documents filed separately with the SEC. We refer you to the following documents previously filed by us with the SEC, which contain important information about us.

SEC Filing	Period or Date Filed

Annual Report on Form 10-K; 10-K/A	Fiscal Year Ended Sept. 30, 2007, filed Jan. 24, 2008; and, as amended on April 16, 2008.

Quarterly Reports on Form 10-Q	Fiscal quarters ended Mar. 31, 2007, June 30, 2007, Dec. 31, 2007, filed May 15, 2007, Aug. 20, 2007, and Feb. 15, 2008, respectively.

Current Reports on Form 8-K	Aug. 31, 2007, Aug. 30, 2007, July 31, 2007, July 16, 2007, June 8, 2007, May 4, 2007, as amended, May 2, 2007, as amended, March 20, 2007, Jan. 12, 2007, Dec. 21, 2006

Any statement contained in this Offer to Purchase or in a document referred to above shall be deemed to be modified or superseded to the extent such statement is made in any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

           You can obtain any of the documents referenced above from us or from the SEC’s web site at the address described above. The referenced documents are available from us without charge, excluding any exhibits to those documents. You may also request a copy of these filings at no cost, by writing or telephoning our Information Agents as listed above. Please be sure to include your complete name and address in your request. If you request any referenced documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

11.      Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

           As of May 13, 2008 there were 6,348,781 shares of our common stock issued and outstanding, not including 4,875 shares of our issued shares held in treasury. The 600,000 shares that we are offering to purchase hereunder represent approximately 9.45% of the total number of issued and outstanding shares of our common stock.

	Shares of
	Common
Named Beneficial Owner	Stock		Percent

Paul W. Lowden(1)	4,995,634	(2)	75.1%
Suzanne Lowden	15,271	(3)	*
John W. Delaney	28,750	(4)	*
Howard Foster	15,300	(5)	*
William J. Raggio	32,972	(6)	*
Richard H. Taggart	11,700	(7)	*
Grant L. Siler	0		*
All Directors and Officers as a group (6 persons)(10)	5,104,148		75.9%

*	Less than 1.0%

(1)

The address for Paul W. Lowden is c/o Archon Corporation, 4336 Losee Road, Suite 5, North Las Vegas, Nevada 89030. The shares owned by each person, or by the group, and the shares included in the total number of shares outstanding have been adjusted, and the percentage owned (where such percentage exceeds 1%) has been computed,in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(2)	Includes 1,732,470 shares held by LICO, which is wholly owned by Mr. Lowden and 375,000 shares that may be acquired upon the exercise of outstanding stock options.

(3)	Includes 15,000 shares that may be acquired upon the exercise of outstanding stock options.

(4)	Includes 15,000 shares that may be acquired upon the exercise of outstanding stock options.

(5)

Includes 5,300 shares owned by clients of Mr. Foster for which Mr. Foster has investment power but no pecuniary interest and 10,000 shares that may be acquired upon the exercise of outstanding stock options.

(6)	Includes 15,000 shares that may be acquired upon the exercise of outstanding stock options.

(7)	Includes 10,000 shares that may be acquired upon the exercise of outstanding stock options.

           The above-referenced table contains information as of May 13, 2008 regarding the number of shares of Archon common stock beneficially owned by (i) each person known to Archon to have beneficial ownership of more than 5.00% of Archon common stock, (ii) each director of Archon, (iii) each executive officer of Archon and (iv) all directors and executive officers as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. The information contained herein is based on information provided by such beneficial holders to Archon or contained in documents publicly filed with the SEC.

           As of May 13, 2008, our directors and executive officers as a group beneficially owned an aggregate of 75.9% of all common stock of the Company, or 5,104,148 shares. If we purchase an additional 600,000 common shares pursuant to the Offer, then after the purchase of shares pursuant to the Offer, our executive officers and directors, as a group, along with all shareholders that remain in the Company, will beneficially own a slightly higher percentage of the outstanding shares of our total common stock (as will all shareholders who do not participate in the Offer).

           Although executive officers and directors of the Company may participate in the Offer on the same basis as our other stockholders, we have been advised that none of our directors and executive officers intend to tender shares pursuant to the Offer.

           Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with another person relating, directly or indirectly, to the Offer or with respect to any of our securities, including, but not limited to, any contract, arrangement.

12.      Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

           The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer and the liquidity in our stock may be diminished.

           Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders.

13.      Legal Matters; Regulatory Approvals

           We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.      United States Federal Income Tax Consequences

           The following describes material United States federal income tax consequences relevant to the Offer. This discussion is based upon the Internal Revenue Code, as amended (the “Code”) existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

           This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

           As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (x) a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

           Holders of shares that are non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer.

           If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

United States Income Tax Treatment of U.S. Holders

           Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

           Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

           Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account (i) ownership of our common stock and (ii) stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

           If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefore. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange.

           If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15.00% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of Section 1059 of the Code in their particular circumstances.

           To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

           We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

United States Income Tax Treatment of Non-U.S. Holders.

           Gain realized by a non-U.S. Holder on a sale of shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 tests described above under “United States Federal Income Tax Treatment of U.S. Holders” unless (i) such gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such non-U.S. Holder), (ii) in the case of gain realized by a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a United States real property interest as defined under Section 897 of the Code and the non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the Offer more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a non-U.S. Holder if we are or have been a “United States real property holding corporation” for United States federal income tax purposes as defined under Section 897 of the Code at any time during the shorter of (i) the period during which the non-U.S. Holder held shares or (ii) the five-year period ending on the date the non-U.S. Holder sells shares pursuant to the Offer. We do not believe that we are currently, or have been during the last five years, a United States real property holding corporation.

           If the non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the non-U.S. Holder with respect to the sale of shares to us pursuant to the Offer will be treated as a distribution to the non-U.S. Holder with respect to the non-U.S. Holder’s shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital or as capital from the sale of shares will be determined in the manner described above under “United States Federal Income Tax Treatment of U.S. Holders.” To the extent amounts received by a non-U.S. Holder are treated as dividends, such dividends generally will be subject to United States federal withholding at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty and we have received proper certification. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

           A non-U.S. Holder may be eligible to obtain a refund or credit of any excess amounts of United States federal withholding tax if the non-U.S. Holder meets any of the three Section 302 Tests described above under “United States Federal Income Tax Treatment of U.S. Holders” with respect to the sale of shares pursuant to the Offer, or is entitled to a reduced rate of withholding pursuant to an applicable income tax treaty (and we withheld at a higher rate), in either case, provided that an appropriate claim is filed with the IRS. Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if provided in an applicable income tax treaty, dividends that are attributable to a United States permanent establishment) are not subject to United States federal withholding tax but instead are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. In that case, we will not have to withhold United States federal withholding tax if the non-U.S. Holder complies with applicable certification requirements. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30.00% rate, or a lower rate specified in an applicable income tax treaty, if dividends or gain in respect of the shares are effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal withholding tax to the sale of shares pursuant to the Offer, including the eligibility for withholding tax reductions or exemptions and refund procedures, and the application and effect of state, local, foreign and other tax laws.

15.      Extension of the Tender Offer; Termination; Amendment

           We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any event set forth in Section 7 has occurred or is deemed by us to have occurred to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.

           Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

           Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time and effected by public announcement. Any public announcement made under the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change.

           If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by law and pursuant to the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for share, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.      Fees and Expenses

           We have retained AST (American Stock Transfer & Trust Company) to act as our Depositary and D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses (including costs of certain mailings by brokers and others as described in the next paragraph) and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

           We will not pay any fees, costs or commissions to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in the applicable the Letter of Transmittal.

17.      Miscellaneous

           Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO on or about the first day of the Offer, which may contain additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

           This Offer to Purchase and applicable Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

           You should only rely on the information contained in this Offer to Purchase or which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us or the Depositary.

Archon Corporation
May 19, 2008